                                                                Exhibit (a)(13)
                            THE C.R. GIBSON COMPANY
                                32 KNIGHT STREET
                                 P.O. BOX 5220
                        NORWALK, CONNECTICUT 06856-5220

                                NOTICE OF MERGER

                                       OF

                            NELSON ACQUISITION CORP.

                                 WITH AND INTO

                            THE C.R. GIBSON COMPANY

TO THE FORMER HOLDERS OF COMMON STOCK
  OF THE C.R. GIBSON COMPANY:

     NOTICE IS HEREBY GIVEN pursuant to Sections 253(d) and 262(d)(2) of the General Corporation Law of the State of Delaware (the "DGCL") that the merger (the "Merger") of Nelson Acquisition Corp., a Delaware corporation(the "Offeror"), with and into The C.R. Gibson Company, a Delaware corporation (the "Company"), became effective on November 7, 1995 (the "Effective Date") upon the filing of an Articles of Merger with the Delaware Secretary of State (the "Effective Time"). Immediately prior to the Merger, the Offeror was a wholly-owned subsidiary of Thomas Nelson, Inc., a Tennessee corporation (the "Parent"), and owned more than 90% of the shares of common stock, par value $0.10 per share, of the Company (the "Shares"). This notice is first being mailed on or about November 8, 1995 to holders of Shares immediately prior to the Effective Time (the "Former Stockholders").

     As described below, under the terms of the Merger and the applicable provisions of the DGCL, the Shares ceased to be outstanding as of the Effective Time, and each such Share (other than Shares held by the Offeror, all of which were cancelled (the "Cancelled Shares"), and Shares held by stockholders who properly exercise the dissenters' rights referred to below) now represents solely a right to receive $9.00 in cash without interest. TO RECEIVE PAYMENT OF THE $9.00 PER SHARE IN CASH PAYABLE PURSUANT TO THE MERGER, FORMER STOCKHOLDERS MUST COMPLETE THE ENCLOSED LETTER OF TRANSMITTAL AND MUST PRESENT THE LETTER OF TRANSMITTAL AND THE STOCK CERTIFICATES FORMERLY REPRESENTING SHARES (THE "CERTIFICATES") TO SUNTRUST BANK, ATLANTA, AS EXCHANGE AGENT, IN THE MANNER DESCRIBED BELOW AND IN THE LETTER OF TRANSMITTAL THAT ACCOMPANIES THIS NOTICE.

     The Offeror acquired its ownership of more than 90% of the outstanding Shares following the consummation of its tender offer for all outstanding Shares that expired at 12:00 Midnight, New York City Time, on October 30, 1995 (the "Offer"), at a price of $9.00 per Share, net to the seller in cash and without interest. The Offer was made pursuant to the Tender Offer and Merger Agreement, dated as of September 13, 1995 and as amended October 16, 1995, among the Parent, the Offeror and the Company (the "Merger Agreement"). For more information concerning the Offer, the Merger Agreement and other related agreements, Former Stockholders should consult the joint Tender Offer Statement on Schedule 14D-1 and Schedule 13D (the "Schedule 14D-1/13D") filed by the Offeror and the Parent with the Securities and Exchange Commission (the "SEC") on September 19, 1995, together with the amendments and exhibits thereto, and the Solicitation/ Recommendation Statement on Schedule 14D-9 filed by the Company with the SEC on September 19, 1995, together with any amendments and exhibits thereto (the "Schedule 14D-9").

     Until the Effective Date, the Company filed information with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to its business, financial condition and other matters. Such reports and other information (including proxy statements distributed to the Company's stockholders and filed with the SEC), the Schedule 14D-1/13D and the Schedule 14D-9 may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the SEC in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such materials also can be obtained from the Public Reference Section of the SEC in Washington, D.C., at prescribed rates.

     Because the Offeror held in excess of 90% of the Shares outstanding, no action was required under the DGCL by any Company stockholders other than the Offeror in order for the Merger to become effective. At the Effective Time, the separate corporate existence of the Offeror terminated and the Company, as the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"), became wholly-owned by the Parent.

     Under the terms of the Merger Agreement and the applicable provisions of the DGCL, the Shares ceased to be outstanding as of the Effective Time, and each such Share (other than the Cancelled Shares and Shares as to which appraisal rights are properly exercised) now represents solely a right to receive $9.00 per Share in cash without interest. In addition, under the terms of the Merger Agreement and the applicable provisions of the DGCL, each share of common stock, no par value per share, of the Offeror outstanding as of the Effective Time (all of which were owned by the Parent) was converted into one Share of the Surviving Corporation. As a result, all of the outstanding common stock of the Surviving Corporation is now owned by the Parent.

     SunTrust Bank, Atlanta, has been appointed Exchange Agent (the"Exchange Agent") for the purposes of receiving the Certificates formerly representing Shares and transmitting cash payments to Former Stockholders. A Letter of Transmittal accompanies this Notice of Merger for your use in surrendering your Certificates to the Exchange Agent. Certificates accompanied by a properly completed Letter of Transmittal should be presented to the Exchange Agent promptly in order to obtain payment of $9.00 per Share pursuant to the Merger. At the Effective Time, the Share transfer books of the Company were closed and no transfers of Shares could thereafter be made. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the $9.00 per share in cash may be paid to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. At any time following six months after the Effective Date, any funds (including the proceeds of any investments thereof) that have been made available to the Exchange Agent and that have not been disbursed to holders of Certificates shall be repaid to the Surviving Corporation, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors with respect to the cash payable upon due surrender of such certificates.

     Until a Certificate that formerly represented Shares (other than the Cancelled Shares and Shares as to which appraisal rights are properly exercised) is actually surrendered for exchange, it shall represent solely the right to receive the cash into which the Shares it theretofore represented were converted, without interest. Upon the surrender and exchange of such a Certificate to the Exchange Agent, along with a properly completed Letter of Transmittal, the holder thereof shall be paid as soon as practicable, without interest, by check mailed to the address specified by such holder in the Letter of Transmittal, for the Shares held by it at the Effective Time.

     Under Sections 253(d) and 262 of the DGCL, the Former Stockholders who do not wish to accept the cash payment to which they became entitled pursuant to the Merger have the right to seek appraisal of the value of their Shares in the Delaware Court of Chancery. Former Stockholders who do not wish to accept the $9.00 in cash per Share and who wish to assert their rights to an appraisal as to such Shares must so notify the Surviving Corporation in writing at:
Secretary, The C.R. Gibson Company, c/o Thomas Nelson, Inc., Nelson Place at Elm Hill Pike, Nashville, Tennessee 37214-1000, Attention: Joe L. Powers, within 20 days after the date of mailing of this Notice of Merger, as indicated by the postmark on the envelope containing this Notice of Merger. Such notification should be sent by registered or certified mail, with return receipt requested. Such written notice from a Former Stockholder wishing to assert appraisal rights must reasonably inform the Surviving Corporation of the identity of such stockholder, and that such stockholder intends thereby to demand appraisal of its Shares. IN ADDITION, TO PERFECT THEIR APPRAISAL RIGHTS, DISSENTING FORMER STOCKHOLDERS MUST COMPLY WITH ALL OF THE CONDITIONS AND OTHER PROCEDURES EXPLAINED UNDER "RIGHTS OF DISSENTING STOCKHOLDERS" IN ANNEX I TO THIS NOTICE AND SET FORTH IN THE TEXT OF SECTION 262 OF THE DGCL, A COPY OF WHICH IS ATTACHED TO THIS NOTICE AS ANNEX III.

     UNDER DELAWARE LAW, THE PROCEDURES TO OBTAIN APPRAISAL RIGHTS MUST BE CARRIED OUT BY AND IN THE NAME OF HOLDERS OF RECORD OF SHARES. Former Stockholders who are the beneficial but not the record owners of Shares (such as Shares held by a broker in "street name" rather than in the name of the beneficial owner thereof) and who wish to exercise such appraisal rights, are advised to consult promptly with the record owners as to the timely exercise of such rights and to cause such record owners to make the appropriate demand.

     FAILURE TO FOLLOW STRICTLY THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN A TERMINATION OR LOSS OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

     The foregoing description does not purport to be a complete summary of the applicable provisions of Sections 253 and 262 of the DGCL, and is qualified in its entirety by reference to such provisions, which are attached hereto in full as Annex II and Annex III, respectively, and the narrative summary of Section 262, which is attached hereto as Annex I.

                                        THE C.R. GIBSON COMPANY

Dated: November 8, 1995

                                                                         ANNEX I

                       RIGHTS OF DISSENTING STOCKHOLDERS

     Under Section 262 of the DGCL, any Former Stockholder who does not wish to accept the per Share cash consideration pursuant to the Merger has the right to seek an appraisal and be paid the "fair value" of Shares held as of the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to it in cash, together with a fair rate of interest, provided that such holder complies with the provisions of such Section 262 of the DGCL. The Company is required to send a notice to that effect to each Former Stockholder within 10 days after the Effective Date. The Notice of Merger, of which this Annex I is a part, constitutes such notice.

     The following is a brief summary of the statutory procedures to be followed by a Former Stockholder in order to dissent from the Merger and perfect appraisal rights under Delaware law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, THE TEXT OF WHICH IS SET FORTH IN ANNEX III. ANY FORMER STOCKHOLDER CONSIDERING DEMANDING APPRAISAL IS ADVISED TO CONSULT LEGAL COUNSEL.

     Former Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Surviving Corporation within 20 days after the date of mailing of this Notice of Merger.

     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that in exercising the demand, it is acting as agent for the record owner.

     A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding at the Effective Time in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the expiration of the 20-day period.

     Former Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, The C.R. Gibson Company, c/o Thomas Nelson, Inc., Nelson Place at Elm Hill Pike, Nashville, Tennessee 37214-1000,
Attention: Joe L. Powers. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such Shares.

     Within 120 days after the Effective Date, either the Company or any stockholder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors.

     Former Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 of the DGCL could be more than, the same as, or less than the per Share cash consideration paid pursuant to the Merger if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under
Section 262 of the DGCL. Moreover, the Parent intends to cause the Surviving Corporation to argue in any appraisal proceeding that, for purposes thereof, the "fair value" of the Shares is less than that paid in the Offer. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

     Any Former Stockholder who has duly demanded appraisal in compliance with
Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Date.

     At any time within 60 days after the Effective Date, any Former Stockholder shall have the right to withdraw its demand for appraisal and to accept the per Share cash consideration pursuant to the Merger. After this period, such holder may withdraw its demand for appraisal only with the written consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Date, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the per Share cash consideration pursuant to the Merger. Inasmuch as the Surviving Corporation has no obligation to file such a petition, and the Parent has no present intention to cause or permit the Surviving Corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

     THE FOREGOING IS A BRIEF SUMMARY OF SECTION 262 OF THE DGCL WHICH SETS FORTH THE PROCEDURES FOR DISSENTING FROM THE MERGER AND DEMANDING STATUTORY APPRAISAL RIGHTS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO
SECTION 262 OF THE DGCL, A COPY OF WHICH IS ATTACHED HERETO AS ANNEX III.

                                                                        ANNEX II

                      GENERAL CORPORATION LAW OF DELAWARE

SECTION 253. MERGER OF PARENT CORPORATION AND SUBSIDIARY OR SUBSIDIARIES.

     (a) In any case in which at least 90% of the outstanding shares of each class of the stock of a corporation or corporations is owned by another corporation and 1 of the corporations is a corporation of this State and the other or others are corporations of this State, or any other state or states, or the District of Columbia and the laws of the other state or states, or the District permit a corporation of such jurisdiction to merge with a corporation of another jurisdiction, the corporation having such stock ownership may either merge the other corporation or corporations into itself and assume all of its or their obligations, or merge itself, or itself and 1 or more of such other corporations, into 1 of the other corporations by executing, acknowledging and filing, in accordance with section 103 of this title, a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors to so merge and the date of the adoption; provided, however, that in case the parent corporation shall not own all the outstanding stock of all the subsidiary corporations, parties to a merger as aforesaid, the resolution of the board of directors of the parent corporation shall state the terms and conditions of the merger, including the securities, cash, property, or rights to be issued, paid, delivered or granted by the surviving corporation upon surrender of each share of the subsidiary corporation or corporations not owned by the parent corporation. If the parent corporation be not the surviving corporation, the resolution shall include provision for the pro rata issuance of stock of the surviving corporation to the holders of the stock of the parent corporation on surrender of any certificates therefor, and the certificate of ownership and merger shall state that the proposed merger has been approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon at a meeting duly called and held after 20 days' notice of the purpose of the meeting mailed to each such stockholder at his address as it appears on the records of the corporation if the parent corporation is a corporation of this State or state that the proposed merger has been adopted, approved, certified, executed and acknowledged by the parent corporation in accordance with the laws under which it is organized if the parent corporation is not a corporation of this State. A certified copy of the certificate shall be recorded in the office of the recorder of the county in this State in which the registered office of each constituent corporation which is a corporation of this State is located. If the surviving corporation exists under the laws of the District of Columbia or any state or jurisdiction other than this State, subsection (d) of section 252 of this title shall also apply to a merger under this section.

     (b) If the surviving corporation is a Delaware corporation, it may change its corporate name by the inclusion of a provision to that effect in the resolution of merger adopted by the directors of the parent corporation and set forth in the certificate of ownership and merger, and upon the effective date of the merger, the name of the corporation shall be so changed.

     (c) Subsection (d) of section 251 of this title shall apply to a merger under this section, and subsection (e) of section 251 of this title shall apply to a merger under this section in which the surviving corporation is the subsidiary corporation and is a corporation of this State. References to "agreement of merger" in subsections (d) and (e) of section 251 of this title shall mean for purposes of this subsection the resolution of merger adopted by the board of directors of the parent corporation. Any merger which effects any changes other than those authorized by this section or made applicable by this subsection shall be accomplished under section 251 or section 252 of this title.
Section 262 of this title shall not apply to any merger effected under this section, except as provided in subsection (d) of this section.

     (d) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under this section is not owned by the parent corporation immediately prior to the merger, the stockholders of the subsidiary Delaware corporation party to the merger shall have appraisal rights as set forth in section 262 of this title.

     (e) A merger may be effected under this section although 1 or more of the corporations parties to the merger is a corporation organized under the laws of a jurisdiction other than 1 of the United States; provided that the laws of such jurisdiction permit a corporation of such jurisdiction to merge with a corporation of another jurisdiction.

                                                                       ANNEX III

                      GENERAL CORPORATION LAW OF DELAWARE

SECTION 262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a.and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                                      III-1

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept theterms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

                                      III-2

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior tothe final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                                      III-3

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                      III-4